Exhibit 99.1

DJO Investor/Media Contact: Matt Simons SVP Business Development and Investor Relations 760.734.5548 matt.simons@DJOglobal.com FOR IMMEDIATE RELEASE

DJO GLOBAL, INC. ANNOUNCES OFFERING OF

$230 MILLION OF SECOND PRIORITY SENIOR SECURED NOTES

SAN DIEGO, CA, March 12, 2012 – DJO Global, Inc. (“DJO” or the “Company”) today announced that its indirect wholly owned subsidiaries, DJO Finance LLC (“DJOFL”), an indirect wholly owned subsidiary of DJO, and DJO Finance Corporation, a wholly owned subsidiary of DJOFL (“DJOFC” and together with DJOFL, the “Issuers”) intend to offer, in a private offering subject to market and other conditions, $230 million aggregate principal amount of second priority senior secured notes due 2018 (the “securities”). Obligations under the securities will be guaranteed by all existing and future domestic subsidiaries that guarantee the Company’s senior secured credit facilities and existing senior unsecured notes. The Company intends to use the net proceeds from the offering, along with proceeds from the issuance of a new senior secured term loan and a new revolving credit facility and cash on hand, to repurchase $210 million aggregate principal amount of the Issuers’ 10.875% senior notes due 2014, repay a portion of the existing term loans outstanding under its senior secured credit facilities, repay the loans outstanding under its existing revolving credit facility and pay related premiums, fees and expenses.

The securities will be offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act. The initial issuance and sale of the securities will not be registered under the Securities Act, and the securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

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This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Safe Harbor Statement

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Issuers’ Securities and Exchange Commission filings. Past results of the Issuers are not necessarily indicative of future results. The Issuers do not undertake any obligation to update any forward-looking statement.